Exhibit 10(x)-8

AMENDMENT NO. 7

TO

PPL EXECUTIVE DEFERRED COMPENSATION PLAN

WHEREAS, PPL Services Corporation ("PPL") has adopted the PPL Officers Deferred Compensation Plan ("Plan") effective July 1, 2000; and

WHEREAS, the Plan was amended and restated effective November 1, 2003, and subsequently amended by Amendment No. 1, 2, 3, 4, 5 and 6; and

WHEREAS, PPL desires to further amend the Plan to (1) provide Participants the opportunity to elect a specified time and form of payment for amounts of deferred cash compensation in each calendar year, (2) provide that employees with eligible compensation anticipated to exceed Code Section 401(a)(17) limits are eligible to participate, and (3) certain other changes;

NOW, THEREFORE, the Plan is hereby amended as follows:

1.	Effective January 1, 2019, Section 1.1 of the Plan, Purpose, is hereby amended to read as follows:

“1.1    The purpose of this Executive Deferred Compensation Plan is to provide certain executive officers, senior management employees and eligible highly compensated employees of PPL and other Participating Companies a financially advantageous method to defer earned income. This Plan received account balance from the terminated PPL Montana Officers Deferred Compensation Plan and the terminated PPL Global Officers Deferred Compensation Plan, effective November 1, 2003, by reason of the merger of those two terminated plans into this Plan as of that date.”

2.	Effective January 1, 2019, Section 2.1 of the Plan, “Account”, is hereby amended to read as follows:

“2.1.    “Account” means the account of Deferred Cash Compensation, Deferred Cash Awards and Deferred Company Contributions established solely as a bookkeeping entry and maintained under Article V of this Plan. This account includes the balance of any account from the PPL Global Officers Deferred Compensation Plan and/or the PPL Montana Officers Deferred Compensation Plan as of the date those Plans were terminated and merged into this Plan. Each Account shall have sub-accounts for each calendar year of a Participant’s participation in the Plan for (i) Deferred Cash Compensation, (ii) Deferred Cash Awards, and (iii) Deferred Company Contributions. Each Account will classify each sub-account as either “Pre-2005 Amounts” or “Post-2004 Amounts” (each defined in Section 6.1).”

3.	Effective January 1, 2019, Article II of the Plan, Definitions, shall be amended to add the following new sections and the remaining sections shall be renumbered:

“2.8    “Deferred Company Contributions” means the company contributions credited to a Participant’s Account under Sections 4.11 and 4.12.

2.9    “Deferred Compensation” means Deferred Cash Compensation and Deferred Cash Award.

2.10    “Disability” or “Disabled” means a Participant who is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Participant's employer.

2.11    “Fixed Contributions” means the company contributions credited to a Participant Account under Section 4.12.

2.24    “Total Amount Payable” means the amount credited to a Participant's Account plus the calculated rate of return pursuant to Section 5.1(e) but excluding amounts in a Participant’s Account attributable to Deferred Company Contributions plus the calculated rate of return on such contributions pursuant to Section 5.1(e).”

4.	Effective January 1, 2019, Section 3.1 of the Plan, “Eligibility”, is hereby amended to read as follows:

“3.1    Any salaried employee who will have Cash Compensation and targeted Cash Awards anticipated to exceed the annual income ceiling of Code Section 401(a)(17), determined as of the beginning of a calendar year, shall be eligible.”

5.
Effective January 1, 2019, Article IV of the Plan, Deferred Cash Compensation and Deferred Cash Awards, is hereby amended by adding a new Section 4.6 and renumbering the remaining sections accordingly:

“4.6    If a Participant chooses to defer Cash Compensation and/or Cash Awards for the upcoming calendar year, the election shall provide the Participant the opportunity to elect the following regarding that year’s deferral and associated Deferred Company Contributions: (i) the form of payment upon his or her Separation from Service, (ii) the form of payment upon his or her becoming Disabled but without incurring a Separation from Service, and (iii) a specified date, at least twelve (12) months after the deferral election becomes irrevocable and associated form of payment. A Participant may elect a different payment form for each payment event specified above. Deferral elections under this Plan shall be made in the form and manner prescribed by the CLC.”

6.	Effective January 1, 2015, Section 4.12 of the Plan is hereby amended to read as follows:

“4.12    The Account of any Participant hired on or after January 1, 2012, with Deferred Cash Compensation and Deferred Cash Awards for the calendar year shall be increased by a Matching Contribution. The Matching Contribution shall be an amount equal to 75% of the aggregate Deferred Compensation that does not exceed 6% of Cash Compensation and Cash Award (effective January 1, 2019, an amount equal to 100% of the aggregate Deferred Compensation that does not exceed 3% of Cash Compensation and Cash Award and an additional amount equal to 50% of the aggregate Deferred Compensation that does not exceed the next 3% of Cash Compensation and Cash Award), minus the maximum amount of Matching Contributions that could have been made to the Participant’s Accounts in the PPL Retirement Savings Plan for that calendar year if the Participant made the maximum employee contributions permitted. Any employee hired after January 1, 2012 who is eligible under Article III shall receive a Fixed Contribution to an Account of that employee. The Fixed Contribution shall be an amount equal to 3% of Cash Compensation and Cash Award paid for the year minus the amount of the Fixed Contribution made to the Participant’s Accounts in the PPL Retirement Savings Plan for that calendar year.”

7.	Effective January 1, 2016 except as otherwise provided herein, Section 4.13 of the Plan is hereby amended to read as follows:

“4.13    For each year a salaried employee is eligible for the make-up contribution described herein, in accordance with Section 3.1, there shall be an Account for that employee to which shall be credited an amount equal to 7.5% of the excess of the Cash Compensation and Cash Awards paid for the year over the Code Section 401(a)(17) annual income ceiling. Except for the absence of any deferral by the employee, this Account shall constitute an “Account” under this Plan and subject to all provisions herein.”

8.	Effective January 1, 2019, Section 4.13 of the Plan is hereby deleted.

9.	Effective January 1, 2019, Section 6.1 of the Plan is hereby amended to read as follows:

“6.1    Time of Payment.

(a) Pre-2005 Amounts. When the Participant's employment with PPL terminates for any reason, including retirement, payments will commence immediately for the amount of Participant's Account as of December 31, 2004, plus applicable earnings under Section 5.4 to the date of payment (“Pre- 2005 Amount”).

(b)	Post-2004 Amounts.

a. With respect to a particular calendar year’s Deferred Compensation and Deferred Company Contributions, for the portion and amount of Participant's Account attributable to deferrals after December 31, 2004, and applicable earnings under Section 5.4 (“Post-2004 Amount”) payments will begin on the earlier of:

i.	The date that is six months after Separation from Service

ii.	Within thirty (30) days of Disability
iii. Specified date, as elected by the Participant if applicable.

If there is not a valid election on file with respect to any Deferred Compensation and Deferred Company Contributions, amounts will be paid on the date that is six months after Separation from Service.”

10.	Effective January 1, 2018, Section 6.2 of the Plan is hereby amended to read as follows:

“6.2 Form of Payment

(a) (1) Pre-2005 Amounts. The Total Amount Payable with respect to Pre-2005 Amounts shall be paid to Participant in a single sum or in annual installments up to a maximum of fifteen (15) years, as elected by the Participant. The election must be made before the applicable Cash Compensation and/or Cash Award is deferred and may not be changed with respect to Cash Compensation and/or Cash Award and associated Company contributions once it has been deferred. Any election made less than 12 months prior to the date that the amount is to be paid under the election shall be void. For Pre-2005 Amounts in a Participant’s Account for which the Participant did not make a valid election, the amounts shall be paid in the form of a single lump-sum payment.

(2) Post-2004 Amounts. Post-2004 Amounts shall be paid to Participant as elected by Participant for the applicable payment event, in a single sum or in annual installments up to a maximum of fifteen (15) years for each calendar year’s Deferred Compensation and Deferred Company Contributions. The election must be made and become irrevocable pursuant to the timing rules set forth for deferral elections under Article IV. For Post-2004 Amounts in a Participant’s Account for which the Participant did not make a valid election, the amounts shall be paid in the form of a single lump-sum payment.”

IN WITNESS WHEREOF, this Amendment No. 7 is executed this _____ day of

_____________________, 2018.

PPL SERVICES CORPORATION

By:
Thomas J. Lynch
Vice President & Chief Human Resources Officer